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Constellation Brands Reports
Q3 Fiscal 2009 Results
•	Company achieves significant margin improvement
•	Generates strong free cash flow
•	Reduces debt
•	Updates reported and comparable basis diluted EPS guidance

FAIRPORT, N.Y., Jan. 7, 2009 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s largest wine company and a leading international producer and marketer of beverage alcohol, today reported its fiscal 2009 third quarter results.  “We are pleased with our performance especially given the challenging economic conditions that evolved over the course of the year,” stated Rob Sands, Constellation Brands president and chief executive officer.  “We have significantly improved margins, grown free cash flow, monetized assets and rapidly reduced debt.”

On a reported basis, the company recorded net income of $84 million, or $0.38 diluted earnings per share (“EPS”) for the quarter ended Nov. 30, 2008 (“third quarter 2009”), compared with net income of $120 million or $0.55 diluted EPS for the prior year.

Constellation’s third quarter 2009 net income on a comparable basis, which excludes restructuring charges, acquisition-related integration costs and unusual items, totaled $132 million versus $121 million for the prior year, with $0.60 diluted EPS for the quarter versus $0.55 for the prior year.

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Third Quarter 2009 Net Sales Highlights*

(in millions)

	Reported			Organic
	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change
Consolidated	$1,031	-6%	1%	$977	-6%	1%
Branded Wine	$849	-7%	—	$795	-9%	-2%
Spirits	$111	-5%	-5%	$111	5%	5%

Third Quarter 2009 Profit Highlights*
(in millions, except per share data)

	Reported	Change	Comparable	Change
Operating income	$198	—	$219	9%
Equity in earnings of equity method investees**	$76	3%	$76	2%
Earnings before interest and taxes (EBIT)	-	-	$295	7%
Operating margin	19.2%	110 bps	21.2%	290 bps
Net income	$84	-30%	$132	9%
Diluted earnings per share	$0.38	-31%	$0.60	9%

*	Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
**	Hereafter referred to as “equity earnings.”

Net Sales Commentary

Reported consolidated net sales decreased six percent primarily due to the impact of year-over-year currency exchange rate fluctuations.  The net sales benefit from the acquisition of the Clos du Bois and Wild Horse brands was essentially offset by the divestiture of the Almaden, Inglenook and certain Pacific Northwest wine brands, and certain spirits contract production services.  Organic net sales increased one percent on a constant currency basis.

The company continues to execute its strategy of implementing price increases and SKU reductions in its key markets.  While these actions have unfavorably impacted volume growth, they have enhanced worldwide wine margins and ROIC.  Branded wine organic net sales on a constant currency basis decreased two percent, which includes a two percent increase for North America, an 11 percent decrease for Europe and a two percent decrease for Australia/New Zealand.

“We believe that prioritizing profit margin, free cash flow and ROIC is paramount in this environment and, on balance, an appropriate tradeoff,” commented Sands.

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Total spirits organic net sales increased five percent for the quarter, led by a 60 percent gain for SVEDKA Vodka.

“As consumers seek quality and value from established brands, mid-premium spirits such as SVEDKA and Black Velvet continue to outperform their respective categories in the marketplace and contribute significantly to our spirits business performance,” said Sands.  “In particular, SVEDKA’s ongoing stellar growth rate illustrates the power of a brand that is connecting with consumers in the U.S. from coast to coast.”

Operating Income, Net Income, Diluted EPS Commentary

Wines segment operating income increased $20 million versus the prior year quarter.  This increase reflects the benefits of our pricing initiative and the contribution from the Clos du Bois and Wild Horse brands, partially offset by the divestiture of Almaden, Inglenook and certain Pacific Northwest wine brands.  The repositioning of the company’s U.S. portfolio to more premium brands and resulting synergies have positively impacted profit margins.

Spirits segment operating income decreased $3 million primarily due to increased general and administrative expenses.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $62 million, which was even with the prior year third quarter.  For third quarter 2009, Crown Imports generated net sales of $555 million, an increase of one percent, and operating income of $124 million, which was flat with the prior year quarter.

For third quarter 2009, pre-tax restructuring charges, acquisition-related integration costs and unusual items totaled $21 million compared to $3 million for the prior year quarter.

Interest expense decreased five percent from $82 million for third quarter 2008 to $78 million for third quarter 2009.  On a year-to-date basis through November 2008, the company has generated free cash flow of $235 million, compared with $173 million in the prior year.

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“Due primarily to strong free cash flow, and the proceeds from asset dispositions during the first nine months of fiscal 2009, total borrowings have decreased by more than $475 million from fiscal year end 2008 levels, while our cash position increased by more than $160 million during the same period,” stated Bob Ryder, Constellation Brands chief financial officer.  “Subsequent to the third quarter, the company prepaid $195 million in term loans under its senior credit facility.”

As previously announced, the company expects to realize approximately $50 million in after-tax cash proceeds from the gain on settlement of certain foreign currency economic hedges during fiscal 2009.  The company’s third quarter fiscal 2009 reported results reflect an unfavorable $0.15 diluted EPS impact associated with the recognition of income tax expense related to these hedge transactions.

Summary

“Given the current macroeconomic environment impacting our key markets, we are recalibrating our sales expectations while taking appropriate actions to reduce costs and capture the benefits from ongoing debt reduction to better ensure that we will meet our future financial objectives,” said Sands.  As a result, the company is tightening its comparable diluted EPS range to $1.68 - $1.72 from the company’s previous estimate of $1.68 - $1.76.

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal year 2009 compared to fiscal year 2008 actual results, both on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2009
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY09 Estimate	FY08 Actual	FY09 Estimate	FY08 Actual
Fiscal Year Ending Feb. 28 or Feb. 29	$0.65 - $0.69	$(2.83)	$1.68 - $1.72	$1.44

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Full-year fiscal 2009 guidance includes the following current assumptions:

•
Net sales: mid single-digit growth in organic net sales combined with the incremental benefit from the Beam Wine Estates acquisition, impact of reporting the joint venture for the Matthew Clark wholesale business under the equity method, and divestiture of the Almaden, Inglenook and certain Pacific Northwest wine brands, are expected to result in reported net sales increasing low-to-mid single-digits from net sales for fiscal 2008

•	Interest expense: approximately $315 - $320 million
•
Tax rate: approximately 60 percent on a reported basis, which includes a provision of approximately 14 percentage points related to the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges and approximately nine percentage points related to the company’s inability to recognize tax benefits on net operating losses resulting primarily from the Australian initiative, or approximately 37 percent on a comparable basis

•	Weighted average diluted shares outstanding: approximately 220 million
•	Free cash flow: $360 - $390 million

Conference Call

A conference call to discuss third quarter 2009 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Wednesday, Jan. 7, 2009 at 10:00 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, equity in earnings of equity method investees, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, equity in earnings of equity method investees, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges, acquisition-related integration costs and unusual items.  The company’s measure of segment profitability excludes restructuring charges, acquisition-related integration costs and unusual items, which is consistent with the measure used by management to evaluate results.

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The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand.  Based in Fairport, N.Y., the company has more than 250 brands in its portfolio, sales in approximately 150 countries and operates more than 50 wineries, distilleries and distribution facilities.  It is the largest wine producer in the world; the largest premium wine company in the U.S.; the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; and the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico’s Grupo Modelo.  Constellation Brands is an S&P 500 Index and Fortune 500® company.  Major brands in the company’s portfolio include Corona Extra, Black Velvet Canadian Whisky, SVEDKA Vodka, Robert Mondavi wines, Clos du Bois, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist.  To learn more about Constellation Brands and its product portfolio visit the company’s Web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, or information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on Feb. 20, 2009, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  During Constellation’s “quiet period” the Projections should not be considered to constitute the company's expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release.  The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:
•	successful integration of acquired businesses, realization of expected synergies and completion of various portfolio actions;
•	achievement of all expected cost savings from the company’s various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;

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•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the company’s acquisitions and from estimates of goodwill and intangible asset impairment charges;

•
restructuring charges, acquisition-related integration costs, other one-time costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2008, which could cause actual future performance to differ from current expectations.

#     #     #

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	November 30, 2008	February 29, 2008
Assets

Current Assets:
Cash and cash investments	$181.3	$20.5
Accounts receivable, net	813.4	731.6
Inventories	1,978.5	2,179.5
Prepaid expenses and other	172.2	267.4

Total current assets	3,145.4	3,199.0

Property, plant and equipment, net	1,582.8	2,035.0
Goodwill	2,915.2	3,123.9
Intangible assets, net	1,041.0	1,190.0
Other assets, net	424.1	504.9

Total assets	$9,108.5	$10,052.8

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$206.0	$379.5
Current maturities of long-term debt	451.6	229.3
Accounts payable	344.6	349.4
Accrued excise taxes	117.7	62.4
Other accrued expenses and liabilities	608.5	697.7

Total current liabilities	1,728.4	1,718.3

Long-term debt, less current maturities	4,124.4	4,648.7
Deferred income taxes	551.2	535.8
Other liabilities	362.8	384.1

Total liabilities	6,766.8	7,286.9

Total stockholders' equity	2,341.7	2,765.9

Total liabilities and stockholders' equity	$9,108.5	$10,052.8

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 30, 2008	November 30, 2007	November 30, 2008	November 30, 2007

Sales	$1,306.9	$1,406.4	$3,758.1	$3,749.7
Excise taxes	(275.7)	(311.6)	(838.6)	(861.1)
Net sales	1,031.2	1,094.8	2,919.5	2,888.6

Cost of product sold	(627.2)	(702.9)	(1,880.7)	(1,918.8)
Gross profit	404.0	391.9	1,038.8	969.8

Selling, general and administrative expenses	(200.5)	(192.1)	(659.2)	(580.2)
Impairment of intangible assets	-	-	(21.8)	-
Restructuring charges	(4.3)	0.1	(40.3)	(0.7)
Acquisition-related integration costs	(1.5)	(1.6)	(7.6)	(5.2)
Operating income	197.7	198.3	309.9	383.7

Equity in earnings of equity method investees	76.3	74.2	218.5	230.1
Interest expense, net	(78.4)	(82.4)	(245.7)	(248.8)
Income before income taxes	195.6	190.1	282.7	365.0

Provision for income taxes	(112.1)	(70.5)	(177.3)	(143.5)
Net income	$83.5	$119.6	$105.4	$221.5

Earnings Per Common Share:
Basic - Class A Common Stock	$0.39	$0.56	$0.49	$1.02
Basic - Class B Common Stock	$0.35	$0.51	$0.45	$0.92

Diluted - Class A Common Stock	$0.38	$0.55	$0.48	$0.99
Diluted - Class B Common Stock	$0.35	$0.50	$0.44	$0.91

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	194.451	191.578	193.656	196.191
Basic - Class B Common Stock	23.744	23.809	23.756	23.817

Diluted - Class A Common Stock	220.006	219.432	219.970	224.093
Diluted - Class B Common Stock	23.744	23.809	23.756	23.817

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	November 30, 2008	November 30, 2007
Cash Flows From Operating Activities
Net income	$105.4	$221.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	109.2	109.3
Write-down of inventory associated with the Australian Initiative	47.6	-
Stock-based compensation expense	34.1	24.1
Loss (gain) on disposal or impairment of long-lived assets, net	29.3	(4.9)
Impairment of intangible assets	21.8	-
Loss on businesses sold	15.8	6.8
Amortization of intangible and other assets	10.0	8.2
Deferred tax provision	9.6	29.9
Equity in earnings of equity method investees, net of distributed earnings	8.6	10.5
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(187.4)	(200.2)
Inventories	(176.6)	(58.5)
Prepaid expenses and other current assets	16.4	10.7
Accounts payable	38.3	48.7
Accrued excise taxes	75.9	46.9
Other accrued expenses and liabilities	39.5	54.8
Other, net	133.4	(55.5)
Total adjustments	225.5	30.8
Net cash provided by operating activities	330.9	252.3

Cash Flows From Investing Activities
Proceeds from sales of businesses	204.2	3.0
Capital distributions from equity method investees	20.7	-
Proceeds from sales of assets	18.9	8.7
Purchases of businesses, net of cash acquired	0.2	(389.7)
Purchases of property, plant and equipment	(95.6)	(79.5)
Investment in equity method investee	(1.0)	(1.5)
Payment of accrued earn-out amount	-	(4.0)
Proceeds from formation of joint venture	-	185.6
Other investing activities	9.9	-
Net cash provided by (used in) investing activities	157.3	(277.4)

Cash Flows From Financing Activities
Principal payments of long-term debt	(225.2)	(168.6)
Net repayment of notes payable	(137.4)	(57.6)
Exercise of employee stock options	25.5	17.7
Excess tax benefits from stock-based payment awards	7.0	11.4
Proceeds from employee stock purchases	2.9	3.0
Proceeds from issuance of long-term debt	-	716.1
Purchases of treasury stock	-	(500.0)
Payment of financing costs of long-term debt	-	(6.1)
Net cash (used in) provided by financing activities	(327.2)	15.9

Effect of exchange rate changes on cash and cash investments	(0.2)	0.6

Net increase (decrease) in cash and cash investments	160.8	(8.6)
Cash and cash investments, beginning of period	20.5	33.5
Cash and cash investments, end of period	$181.3	$24.9

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Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended			Nine Months Ended
	November 30, 2008	November 30, 2007	Percent Change	November 30, 2008	November 30, 2007	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$848.7	$911.3	(7)%	$2,396.5	$2,270.1	6%
Wholesale and other net sales	71.1	66.1	8%	196.9	299.4	(34)%
Segment net sales	$919.8	$977.4	(6)%	$2,593.4	$2,569.5	1%
Operating income	$221.8	$201.9	10%	$515.3	$413.0	25%
% Net sales	24.1%	20.7%		19.9%	16.1%
Equity in earnings of equity method investees	$14.6	$13.2	11%	$16.8	$17.1	(2)%

Constellation Spirits
Segment net sales	$111.4	$117.4	(5)%	$326.1	$319.1	2%
Operating income	$18.7	$21.4	(13)%	$52.8	$58.1	(9)%
% Net sales	16.8%	18.2%		16.2%	18.2%

Crown Imports
Segment net sales	$554.7	$547.7	1%	$1,959.3	$1,928.5	2%
Operating income	$123.5	$123.0	-	$410.9	$426.6	(4)%
% Net sales	22.3%	22.5%		21.0%	22.1%

Consolidation and Eliminations
Segment net sales	$(554.7)	$(547.7)	1%	$(1,959.3)	$(1,928.5)	2%
Operating income	$(123.5)	$(123.0)	-	$(410.9)	$(426.6)	(4)%
Equity in earnings of Crown Imports	$61.7	$61.7	-	$205.8	$213.9	(4)%

Corporate Operations and Other
Consolidated net sales	$1,031.2	$1,094.8	(6)%	$2,919.5	$2,888.6	1%
Operating income	$(21.9)	$(22.9)	(4)%	$(72.1)	$(63.3)	14%
% Net sales	2.1%	2.1%		2.5%	2.2%

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Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

					Constant
	Three Months Ended				Currency
	November 30,	November 30,	Percent	Currency	Percent
	2008	2007	Change	Impact	Change(3)
Geographic Net Sales (1)(2)
North America	$780.0	$766.9	2%	(2)%	4%
Branded wine	$630.3	$622.4	1%	(2)%	4%
Spirits	$111.4	$117.4	(5)%	-	(5)%
Wholesale and other	$38.3	$27.1	41%	(6)%	47%

Europe	$163.3	$215.6	(24)%	(17)%	(7)%
Branded wine	$133.8	$183.0	(27)%	(16)%	(11)%
Wholesale and other	$29.5	$32.6	(10)%	(20)%	11%

Australia/New Zealand	$87.9	$112.3	(22)%	(17)%	(4)%
Branded wine	$84.6	$105.9	(20)%	(18)%	(2)%
Wholesale and other	$3.3	$6.4	(48)%	(11)%	(38)%

							Organic
							Constant
	Three Months Ended						Currency
	November 30,	November 30,	Percent	Acquisition	Divestiture	Currency	Percent
	2008	2007	Change	Impact(4)	Impact(5)	Impact	Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$630.3	$622.4	1%	9%	(6)%	(2)%	2%
Europe	133.8	183.0	(27)%	-	-	(16)%	(11)%
Australia/New Zealand	84.6	105.9	(20)%	-	-	(18)%	(2)%
Consolidated branded wine net sales	$848.7	$911.3	(7)%	6%	(4)%	(7)%	(2)%

					Constant
	Nine Months Ended				Currency
	November 30,	November 30,	Percent	Currency	Percent
	2008	2007	Change	Impact	Change(3)
Geographic Net Sales (1)(2)
North America	$2,098.6	$1,877.1	12%	-	12%
Branded wine	$1,695.7	$1,503.9	13%	-	13%
Spirits	$326.1	$319.1	2%	-	2%
Wholesale and other	$76.8	$54.1	42%	(1)%	43%

Europe	$536.5	$712.2	(25)%	(6)%	(19)%
Branded wine	$429.9	$489.1	(12)%	(7)%	(5)%
Wholesale and other	$106.6	$223.1	(52)%	(3)%	(49)%

Australia/New Zealand	$284.4	$299.3	(5)%	-	(5)%
Branded wine	$270.9	$277.1	(2)%	-	(2)%
Wholesale and other	$13.5	$22.2	(39)%	2%	(41)%

							Organic
							Constant
	Nine Months Ended						Currency
	November 30,	November 30,	Percent	Acquisition	Divestiture	Currency	Percent
	2008	2007	Change	Impact(4)	Impact(5)	Impact	Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$1,695.7	$1,503.9	13%	10%	(7)%	-	10%
Europe	429.9	489.1	(12)%	-	2%	(7)%	(7)%
Australia/New Zealand	270.9	277.1	(2)%	-	-	-	(2)%
Consolidated branded wine net sales	$2,396.5	$2,270.1	6%	6%	(4)%	(2)%	5%

(1)
Refer to discussion under "Reconciliation of Reported, Organic and Constant Currency Net Sales" on following page for definition of constant currency net sales and organic constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

(4)
 Acquisition impact includes net sales of branded wine acquired in the BWE Acquisition for the period September 1, 2008, through November 30, 2008, included in the three months ended November 30, 2008, and March 1, 2008, through November 30, 2008, included in the nine months ended November 30, 2008.

(5)
Divestiture impact includes (i)  the removal of Almaden and Inglenook branded wine net sales for the period September 1, 2007, through November 30, 2007, included in the three months ended November 30, 2007, and for the period March 1, 2007, through November 30, 2007, included in the nine months ended November 30, 2007; (ii)  the removal of branded wine net sales associated with the Pacific Northwest brands for the period September 1, 2007, through November 30, 2007, included in the three months ended November 30, 2007, and for the period June 1, 2007, through November 30, 2007, included in the nine months ended November 30, 2007; and (iii)  the add-back of U.K. branded wine net sales previously sold through the U.K. wholesale business for the period March 1, 2007, through April 16, 2007, included in the nine months ended November 30, 2007.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company formed its U.K. wholesale joint venture on April 17, 2007; acquired BWE on December 17, 2007; sold its Almaden and Inglenook wine brands on February 28, 2008; sold certain Pacific Northwest wine brands on June 5, 2008; and exited certain spirits production contracts in connection with the sale of a Canadian distilling facility on August 31, 2008, organic net sales for the respective periods are defined by the company as reported net sales plus/less net sales of U.K. wholesale, U.K. branded wine, BWE products, Almaden and Inglenook branded wine, Pacific Northwest brands, or contract production services, as appropriate.  As the company acquired Svedka on March 19, 2007, organic net sales for the nine months ended November 30, 2008, have not been adjusted for net sales of Svedka products during the period March 1, 2008, through March 18, 2008, as amounts are not significant.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

					Constant					Constant
	Three Months Ended				Currency	Nine Months Ended				Currency
	November 30,	November 30,	Percent	Currency	Percent	November 30,	November 30,	Percent	Currency	Percent
	2008	2007	Change	Impact	Change(1)	2008	2007	Change	Impact	Change(1)
Consolidated Net Sales
Branded wine	$848.7	$911.3	(7%)	(7%)	-	$2,396.5	$2,270.1	6%	(2%)	7%
Wholesale and other	71.1	66.1	8%	(13%)	21%	196.9	299.4	(34%)	(3%)	(32%)
Spirits	111.4	117.4	(5%)	-	(5%)	326.1	319.1	2%	-	2%
Consolidated reported net sales	1,031.2	1,094.8	(6%)	(7%)	1%	2,919.5	2,888.6	1%	(2%)	3%
Less: BWE (2)	(53.8)	-				(147.3)	-
Less: U.K. wholesale, net of U.K. branded wine (3)	-	-				-	(117.1)
Less: Almaden and Inglenook branded wine net sales (4)	-	(31.1)				-	(82.4)
Less: Pacific Northwest branded wine net sales (5)	-	(9.1)				-	(15.8)
Less: Spirits contract production services net sales (6)	-	(11.1)				-	(11.1)
Consolidated organic net sales	$977.4	$1,043.5	(6%)	(7%)	1%	$2,772.2	$2,662.2	4%	(2%)	6%

Branded Wine Net Sales
Branded wine reported net sales	$848.7	$911.3	(7%)	(7%)	-	$2,396.5	$2,270.1	6%	(2%)	7%
Less: BWE (2)	(53.8)	-				(147.3)	-
Plus: U.K. branded wine (3)	-	-				-	8.4
Less: Almaden and Inglenook branded wine net sales (4)	-	(31.1)				-	(82.4)
Less: Pacific Northwest branded wine net sales (5)	-	(9.1)				-	(15.8)
Branded wine organic net sales	$794.9	$871.1	(9%)	(7%)	(2%)	$2,249.2	$2,180.3	3%	(2%)	5%

Wholesale and Other Net Sales
Wholesale and other reported net sales	$71.1	$66.1	8%	(13%)	21%	$196.9	$299.4	(34%)	(3%)	(32%)
Less: U.K. wholesale (3)	-	-				-	(125.5)
Wholesale and other organic net sales	$71.1	$66.1	8%	(13%)	21%	$196.9	$173.9	13%	(4%)	18%

Spirits Net Sales
Spirits reported net sales	$111.4	$117.4	(5%)	-	(5%)	$326.1	$319.1	2%	-	2%
Less: Spirits contract production services net sales (6)	-	(11.1)				-	(11.1)
Spirits organic net sales	$111.4	$106.3	5%	-	5%	$326.1	$308.0	6%	-	6%

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the period September 1, 2008, through November 30, 2008, included in the three months ended November 30, 2008, and March 1, 2008, through November 30, 2008, included in the nine months ended November 30, 2008.

(3)	For the period March 1, 2007, through April 16, 2007, included in the nine months ended November 30, 2007.

(4)
For the period September 1, 2007, through November 30, 2007, included in the three months ended November 30, 2007, and March 1, 2007, through November 30, 2007, included in the nine months ended November 30, 2007.

(5)
For the period September 1, 2007, through November 30, 2007, included in the three months ended November 30, 2007, and June 1, 2007, through November 30, 2007, included in the nine months ended November 30, 2007.

(6)	For the period September 1, 2007, through November 30, 2007, included in the three months and nine months ended November 30, 2007.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended November 30, 2008					Three Months Ended November 30, 2007
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other(3)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other	Comparable Basis (Non- GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non- GAAP)
Net sales	$1,031.2				$1,031.2	$1,094.8				$1,094.8	(6)%	(6)%
Cost of product sold	(627.2)	6.1	2.3		(618.8)	(702.9)	2.9	2.5		(697.5)	(11)%	(11)%
Gross profit	404.0	6.1	2.3	-	412.4	391.9	2.9	2.5	-	397.3	3%	4%
Selling, general and administrative expenses ("SG&A")	(200.5)		6.7		(193.8)	(192.1)		(4.8)		(196.9)	4%	(2)%
Impairment of intangible assets	-				-	-				-	N/A	N/A
Restructuring charges	(4.3)		4.3		-	0.1		(0.1)		-	NM	N/A
Acquisition-related integration costs	(1.5)		1.5		-	(1.6)		1.6		-	(6)%	N/A
Operating income	197.7	6.1	14.8	-	218.6	198.3	2.9	(0.8)	-	200.4	-	9%
Equity in earnings of equity method investees	76.3				76.3	74.2	0.7			74.9	3%	2%
EBIT					294.9					275.3	N/A	7%
Interest expense, net	(78.4)				(78.4)	(82.4)				(82.4)	(5)%	(5)%
Income before income taxes	195.6	6.1	14.8	-	216.5	190.1	3.6	(0.8)	-	192.9	3%	12%
Provision for income taxes	(112.1)	(2.3)	(2.5)	32.4	(84.5)	(70.5)	(1.2)	0.2	-	(71.5)	59%	18%
Net income	$83.5	$3.8	$12.3	$32.4	$132.0	$119.6	$2.4	$(0.6)	$-	$121.4	(30)%	9%
Diluted earnings per common share	$0.38	$0.02	$0.06	$0.15	$0.60	$0.55	$0.01	$-	$-	$0.55	(31)%	9%
Weighted average common shares outstanding - diluted	220.006	220.006	220.006	220.006	220.006	219.432	219.432	219.432	219.432	219.432

Gross margin	39.2%				40.0%	35.8%				36.3%
SG&A as a percent of net sales	19.4%				18.8%	17.5%				18.0%
Operating margin	19.2%				21.2%	18.1%				18.3%
Effective tax rate	57.3%				39.0%	37.1%				37.1%

NM   = Not Meaningful

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Nine Months Ended November 30, 2008					Nine Months Ended November 30, 2007
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(4)	Other(5)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(4)	Other	Comparable Basis (Non- GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net sales	$2,919.5				$2,919.5	$2,888.6				$2,888.6	1%	1%
Cost of product sold	(1,880.7)	16.7	56.2	0.1	(1,807.7)	(1,918.8)	8.1	6.8	0.1	(1,903.8)	(2)%	(5)%
Gross profit	1,038.8	16.7	56.2	0.1	1,111.8	969.8	8.1	6.8	0.1	984.8	7%	13%
Selling, general and administrative expenses ("SG&A")	(659.2)		43.4		(615.8)	(580.2)		3.2		(577.0)	14%	7%
Impairment of intangible assets	(21.8)		21.8		-	-				-	N/A	N/A
Restructuring charges	(40.3)		40.3		-	(0.7)		0.7		-	NM	N/A
Acquisition-related integration costs	(7.6)		7.6		-	(5.2)		5.2		-	46%	N/A
Operating income	309.9	16.7	169.3	0.1	496.0	383.7	8.1	15.9	0.1	407.8	(19)%	22%
Equity in earnings of equity method investees	218.5			4.1	222.6	230.1	0.9			231.0	(5)%	(4)%
EBIT					718.6					638.8	N/A	12%
Interest expense, net	(245.7)				(245.7)	(248.8)				(248.8)	(1)%	(1)%
Income before income taxes	282.7	16.7	169.3	4.2	472.9	365.0	9.0	15.9	0.1	390.0	(23)%	21%
Provision for income taxes	(177.3)	(6.3)	(17.1)	32.4	(168.3)	(143.5)	(3.2)	4.0	(0.1)	(142.8)	24%	18%
Net income	$105.4	$10.4	$152.2	$36.6	$304.6	$221.5	$5.8	$19.9	$-	$247.2	(52)%	23%
Diluted earnings per common share	$0.48	$0.05	$0.69	$0.17	$1.38	$0.99	$0.03	$0.09	$-	$1.10	(52)%	25%
Weighted average common shares outstanding - diluted	219.970	219.970	219.970	219.970	219.970	224.093	224.093	224.093	224.093	224.093

Gross margin	35.6%				38.1%	33.6%				34.1%
SG&A as a percent of net sales	22.6%				21.1%	20.1%				20.0%
Operating margin	10.6%				17.0%	13.3%				14.1%
Effective tax rate	62.7%				35.6%	39.3%				36.6%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and nine months ended November 30, 2008, and November 30, 2007.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended November 30, 2008, strategic business realignment items consist primarily of costs recognized by the company in connection with its Australian initiative of $6.1 million, net of a tax benefit of $0.0 million, and its Fiscal 2007 Wine Plan of $5.0 million, net of a tax benefit of $1.8 million.  For the three months ended November 30, 2007, strategic business realignment items primarily include a realized gain on a prior asset sale of $3.3 million, net of additional tax expense of $1.5 million, partially offset by costs recognized by the company primarily in connection with (i)  the Fiscal 2008 Plan of $1.2 million, net of a tax benefit of $0.6 million, (ii)  the Fiscal 2007 Wine Plan of $0.8 million, net of a tax benefit of $0.4 million, and (iii)  the Vincor Plan of $0.5 million, net of a tax benefit of $0.2 million.

(3)
For the three months ended November 30, 2008,  other consists of $32.4 million associated with the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges.

(4)
For the nine months ended November 30, 2008, strategic business realignment items consist primarily of (i)  costs recognized by the company in connection with the Australian initiative of $110.1 million, net of a tax benefit of $0.6 million, the Fiscal 2007 Wine Plan of $9.2 million, net of a tax benefit of $3.6 million, and the Fiscal 2008 Plan of $8.9 million, net of a tax benefit of $3.2 million; and (ii)  the loss in connection with the disposal of the Pacific Northwest wine brands of $17.1 million, net of a tax benefit of $6.1 million.  For the nine months ended November 30, 2007, strategic business realignment items primarily include a loss on disposal in connection with the company's contribution of its U.K. wholesale business of $13.8 million, including $7.2 million additional tax expense, and costs recognized by the company primarily in connection with (i)  the Fiscal 2007 Wine Plan of $3.3 million, net of a tax benefit of $1.5 million, (ii)  the Vincor Plan of $2.9 million, net of a tax benefit of $1.4 million, (iii)  the Fiscal 2006 Plan of $1.9 million, net of a tax benefit of $1.2 million, and (iv)  the Fiscal 2008 Plan of $1.2 million, net of a tax benefit of $0.6 million, partially offset by a realized gain on a prior asset sale of $3.3 million, net of additional tax expense of $1.5 million.

(5)
For the nine months ended November 30, 2008,  other consists primarily of $32.4 million associated with the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges, and $4.1 million, net of a tax benefit of $0.0 million, associated with the impairment of an Australian equity method investment.

DEFINITIONS
Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business.

Fiscal 2008 Plan
The company's plan announced in November 2007 to streamline certain of its international operations, primarily in Australia, and its plan announced in January 2008 to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of BWE (collectively, the "Fiscal 2008 Plan").

Fiscal 2007 Wine Plan
The company's plan announced in August 2006 to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan").

Vincor Plan
The company's plan announced in July 2006 to restructure and integrate the operations of Vincor International Inc. (the "Vincor Plan").

Fiscal 2006 Plan
The company's worldwide wine reorganization plan announced in fiscal 2006, including its program to consolidate certain west coast production processes in the U.S. (collectively, the "Fiscal 2006 Plan").

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2009

Forecasted diluted earnings per share - reported basis (GAAP)	$0.65	$0.69
Inventory step-up	0.06	0.06
Strategic business realignment (1)	0.77	0.77
Other (2)	0.20	0.20
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.68	$1.72

Actual for the Year Ended February 29, 2008

Diluted earnings per share - reported basis (GAAP)	$(2.83)
Inventory step-up	0.03
Strategic business realignment (1)	0.31
Other (2)	3.85
Impact of anti-dilutive potential common shares (4)	0.08
Diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.44

(1)
Includes $0.53, $0.08, $0.06, $0.06, $0.02 and $0.01 diluted earnings per share for the year ending February 28, 2009, associated with the Australian initiative, the loss in connection with the disposal of the Pacific Northwest wine brands, the Fiscal 2007 Wine Plan, the Fiscal 2008 Plan, the loss in connection with the sale of a nonstrategic Canadian distilling facility, and other previously announced restructuring plans, respectively.  Includes $0.12, $0.11, $0.06, $0.02, $0.02 and ($0.02) diluted earnings per share for the year ended February 29, 2008, associated with the loss on disposal of the Almaden and Inglenook wine brands, the Fiscal 2008 Plan, the loss on disposal in connection with the company's contribution of its U.K. wholesale business to the Matthew Clark joint venture and the company's provision for income taxes in connection with the repatriation of proceeds associated with this transaction, the Fiscal 2007 Wine Plan, other previously announced restructuring plans, and the realized gain on a prior asset sale, respectively.(3)

(2)
Includes $0.18 and $0.02 diluted earnings per share for the year ending February 28, 2009, associated with the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges and the Australian initiative for impairment of an equity method investment, respectively.  Includes $3.57, $0.23, $0.07, $0.02 and ($0.05) diluted earnings per share for the year ended February 29, 2008, associated with an impairment of goodwill and intangible assets, a valuation allowance against net operating loss carryforwards in Australia, an impairment of an equity method investment, a loss on write-off of certain property, plant and equipment, and a tax benefit related to prior period stock option exercises.(3)

(3)	May not sum due to rounding as each item is computed independently.

(4)
In accordance with the antidilution provisions of SFAS No. 128, the dilutive impact of potential common shares is excluded from the company's reported diluted earnings per share calculation for the year ended February 29, 2008.  As a result of the company having net income on a comparable basis for the year ended February 29, 2008, the dilutive impact of potential common shares is included in the company's comparable diluted earnings per share calculation.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2009

Net cash provided by operating activities (GAAP)	$510.0	$560.0
Purchases of property, plant and equipment	(150.0)	(170.0)
Free cash flow (Non-GAAP)	$360.0	$390.0

	Actual for the Nine Months Ended November 30, 2008	Actual for the Nine Months Ended November 30, 2007

Net cash provided by operating activities (GAAP)	$330.9	$252.3
Purchases of property, plant and equipment	(95.6)	(79.5)
Free cash flow (Non-GAAP)	$235.3	$172.8